Amendment No. 1

to the

Amended and Restated Agreement and Declaration of Trust

of

Advisers Investment Trust

RESOLVED, that pursuant to Section 7.3 of the Amended and Restated Agreement and Declaration of Trust of Advisers Investment Trust (the “Trust”) dated as of January 28, 2015 (“Declaration”), separate series of the shares of beneficial interest of the Trust shall hereby be abolished, relating to the Lion Global Investors AsiaPac Dividend Fund, the Lion Global Investors Asian Credit High Yield Fund, and the Lion Global Investors Asian Local Currency Bond Fund; and

FURTHER RESOLVED, that the first paragraph of Article IV, Section 4.2 of the Declaration be, and such paragraph hereby is, amended hereby by deleting such first paragraph of Article IV, Section 4.2, in its entirety, and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:

Section 4.2. Establishment and Designation of Series or Classes. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Classes, the Trustees hereby establish and designate the following Series and Classes of Shares: Independent Franchise Partners US Equity Fund, Vontobel Global Emerging Markets Equity Institutional Fund – Class A, Class C and Class I, Vontobel International Equity Institutional Fund – Class I, Vontobel Global Equity Institutional Fund – Class I, JOHCM Emerging Markets Opportunities Fund – Institutional Shares, Class I and Class II, JOHCM International Select Fund – Class I and Class II, JOHCM Global Equity Fund – Institutional Shares, Class I and Class II, JOHCM International Small Cap Equity Fund – Institutional Shares, Class I and Class II, JOHCM Asia Ex-Japan Equity Fund – Institutional Shares, Class I and Class II, JOHCM Emerging Markets Small Mid Cap Equity Fund – Institutional Shares, Class I, Class II and Class III, JOHCM US Small Mid Cap Equity Fund – Institutional Shares, Class I, Class II and Class III and River Canyon Total Return Bond Fund – Institutional Class. The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

WHEREAS, it is deemed desirable and in the best interests of the Trust to amend the Amended and Restated Agreement and Declaration of Trust of Advisers Investment Trust (the “Trust”) dated as of January 28, 2015 (“Declaration of Trust”) to provide that the Trustees may fix a time and date not more than 120 days prior to the date of any meeting of shareholders or other action as the date and time of record for the determination of shareholders entitled to vote at such meeting or any adjournment thereof or to be treated as shareholders of record for purposes of such other action.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to Section 7.3 of the Declaration of Trust, Section 5.3 of the Declaration be, and such section hereby is, amended hereby by deleting Section 5.3, in its entirety, and substituting in place thereof the following new Section 5.3:

Section 5.3 Record Dates. For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any dividend or distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding 30 days (except at or in connection with the termination of the Trust), as the Trustees may determine; or without closing the transfer books the Trustees may fix a date and time not more than 120 days prior to the date of any meeting of Shareholders or other action as the date and time of record for the determination of Shareholders entitled to vote at such meeting or any adjournment thereof or to be treated as Shareholders of record for purposes of such other action, and any Shareholder who was a Shareholder at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or (subject to any provisions permissible under subsection (c) of Section 4.2 with respect to dividends or distributions on Shares that have not been ordered and/or paid for by the time or times established by the Trustees under the applicable dividend or distribution program or procedure then in effect) to be treated as a Shareholder of record for purposes of such other action, even though the shareholder has since that date and time disposed of its Shares, and no Shareholder becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action.

RESOLVED FURTHER, that Dina A. Tantra be, and hereby is, authorized and empowered, in the name and on behalf of the Trust, to execute and deliver the Amendment to Report of Business Trust and/or Trust Instrument required to be filed with the office of the Ohio Secretary of State pursuant to Section 7.4 of the Amended and Restated Declaration of Trust.

Dated: June 18, 2015	/s/ Dina Tantra
Dina A. Tantra, President
Advisers Investment Trust